FOR IMMEDIATE RELEASE	Exhibit 99.1

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces

2009 First Quarter Results

Positive same-store sales growth results in 7.8% operating income increase to $104.9 million

Financial & Sales Highlights

First Quarter Ended	Q1 2009	Q1 2008	% Change
Revenues	$507.2	$460.3	10.2%
Operating Income(1)	$104.9	$97.3	7.8%
Effective Tax Rate(1)	33.3%	32.8%
Net Income attributable to THI	$66.4	$61.8	7.5%
Diluted Earnings Per Share (EPS) attributable to THI	$0.37	$0.33	10.1%
Fully Diluted Shares	181.3	185.8	(2.4)%

($ in millions, except EPS. Fully diluted shares in millions. All numbers rounded.)

(1)	Operating Income and Effective Tax Rate incorporate adoption of SFAS 160 – Noncontrolling Interests in Consolidated Financial Statements.

Same-Store Sales(2)	Q1 2009	Q1 2008
Canada	3.4%	3.5%
U.S.	3.2%	1.0%

(2)	Includes sales at Franchised and Company-owned locations. As of March 29, 2009, 99.4% of the Company’s restaurants in Canada and 96.4% of its U.S. restaurants were franchised.

Highlights

•	First quarter systemwide sales(3) increased 6.6% on a constant currency basis

•	28 new locations opened in first quarter, 20 in Canada and 8 in the U.S.

•	Board declares quarterly dividend of $0.10 per share

•	Board approves reorganization as a Canadian public company subject to shareholder approval and satisfaction of additional conditions; share repurchase program deferred in a related decision

OAKVILLE, ONTARIO, (May 7, 2009): Tim Hortons Inc. (NYSE: THI, TSX: THI) today announced its results for the first quarter ended March 29, 2009.

“Sales growth in both our Canadian and U.S. markets was quite strong in the first quarter considering the challenging economic circumstances that continued to persist. Sales accelerated through the quarter after a slow start in January, supported by active menu and marketing programs and previous pricing in the system. We also continued to execute our growth agenda, opening new restaurants in targeted U.S. markets and throughout Canada,” said Don Schroeder, president and CEO.

Consolidated Results

First quarter systemwide sales(3) grew 6.6% on a constant currency basis. Total revenues were $507.2 million in the first quarter, up 10.2% compared to $460.3 million in the same period of 2008. Systemwide sales growth drove higher rents, royalties and distribution revenues. Total revenues also benefited from a positive impact of approximately 1.8% from foreign exchange translation. These factors were partially offset by lower revenues from Company-operated and FIN 46R restaurants.

Sales, consisting primarily of warehouse sales, increased 10.8% in the first quarter compared to last year. Higher sales reflect new products managed through the supply chain including expansion in the grocery store channel, higher prices on coffee and other commodities, as a result of higher underlying costs, and systemwide sales growth. Significant changes in foreign exchange rates also contributed to the growth. Rents and royalties rose 8.3% in the first quarter, consistent with systemwide sales growth. Franchise fees increased 13.9% year-over-year, due to higher revenue from restaurant resales and replacements, a higher number of renovations and foreign exchange.

Same-store sales increased 3.4% in Canada and 3.2% in the U.S., and progressively strengthened during the quarter. Same-store sales were driven by active menu and marketing initiatives that included combo product offerings focused on both the breakfast and snacking day parts, as well as our popular annual Roll Up the Rim to Win® contest. This year’s contest included prizes such as Toyota Venzas®, $10,000 cash, Toshiba® Laptops, TimCards® and millions of food prizes. Previous pricing in the system also contributed to same-store sales growth, as did the timing of Easter compared to last year. In the second quarter, the benefit of previous pricing in the system is expected to be less than 1% and the timing benefit of the shift in Easter will reverse.

During the quarter, we continued to offer combo programs in Canada and the U.S. Several combo initiatives focused on the breakfast day part, including breakfast sandwiches with hash browns. In the U.S., combo programs also included a sausage and a biscuit at an attractive price point. Cherry Chocolate Bloom donuts, Trail Mix cookies and Whole Grain Blueberry muffins were promoted during the quarter. In the snacking day part, we bundled coffee and tea with muffin or cookie combinations at an attractive price point. In March, we introduced Wrap Snackers with BBQ and Ranch flavors in both Canada and the U.S., subsequently supported by a buy-one get-one free promotion in Canada and a free sample promotion in the U.S.

Foreign exchange negatively impacted individual cost structure line items by more than 2% on average in the first quarter, more than offsetting the positive impact of foreign exchange on revenues.

Cost of sales in the first quarter were up 10.2%. Costs associated with new products managed through the supply chain, product mix and cost changes, including increases in underlying commodity costs, and a higher number of system restaurants open contributed to higher warehouse costs, as did higher average same-store sales and foreign exchange. Operating expenses grew 14.2% in the first quarter. The largest components of the operating expense increase were the higher number of locations and related rent and property expenses. Higher depreciation, project and related support costs also contributed to the increase, as did foreign exchange. Franchise fee costs rose 8.2%, attributable to higher costs from resales and replacements, a higher number of renovations and replacements, and foreign exchange changes. Lower support costs and expenses partially offset these higher costs.

General and administrative costs increased 8.4% compared to the same period last year. The increase incorporates higher professional fees, foreign currency impacts and a timing shift of certain items. Approximately $1.4 million in costs were incurred to support the Company’s ongoing initiative to undertake a feasibility assessment relating to the Company’s corporate structure (see Corporate Developments for further information).

Equity income increased by 6.7% during the quarter to $7.9 million compared to $7.4 million last year. Equity income was reduced in the first quarter of 2008 as our bakery joint venture had a product supply issue and began commissioning a new pastry line.

Operating income for the first quarter was $104.9 million, an increase of 7.8% from $97.3 million in the same period last year. Operating income benefited from higher revenue growth and improvement of the U.S. segment including benefits associated with the restaurant closures and related asset impairment charge which occurred in late 2008.

Net interest expense was $4.9 million in the first quarter compared to $4.4 million last year. The increase is the result of lower interest income and higher interest expense on additional capital leases offset partially by lower interest costs on external debt.

First quarter net income attributable to Tim Hortons was $66.4 million, increasing 7.5% from $61.8 million last year. Net income growth was offset in part by a higher effective tax rate, which was 33.3% compared to 32.8% in the same period last year.

Diluted earnings per share attributable to Tim Hortons (EPS) were $0.37, up 10.1% compared to $0.33 in the first quarter of 2008. There were 2.4% fewer shares outstanding in the quarter due to the Company’s share repurchase program.

Segmented Performance Commentary

Canada

Canadian same-store sales in the first quarter increased by 3.4%, of which approximately 2.8% was due to previous pricing in the system. The timing of Easter compared to last year contributed approximately 0.4% to same-store sales growth and will reverse in the second quarter. Sales improved in February and March after experiencing more moderate growth in January due primarily to poor weather. Strong menu promotional programs, including combo programs, contributed to the sales performance in a challenging economic climate, supported by advertising that included the Roll Up the Rim to Win® campaign.

Operating income in the Canadian segment was $115.4 million, increasing 8.3% compared to $106.5 million in the first quarter of 2008. A total of 20 restaurants were opened in Canada during the quarter.

United States

The U.S. segment had strong sales performance with a 3.2% increase in same-store sales, reversing declines the past two quarters. Sales in the U.S. business also progressively strengthened during the quarter. Previous pricing in the system contributed approximately 3.2% to the same-store sales increase, which also benefited by approximately 0.7% from the timing of Easter compared to the same quarter last year, an impact that will reverse in the second quarter. Innovation relating to menu promotional activities, including product combo offerings and bundles with attractive price points, helped drive sales this quarter. By the end of the first quarter, 15 co-branded Tim Hortons – Cold Stone Creamery® locations had been opened, including one co-branded Cold Stone Creamery site, experiencing positive consumer trial and sales contributions.

The U.S. segment had an operating loss of $0.6 million in the first quarter, a significant improvement compared to a loss of $2.9 million in the same quarter last year. Approximately $1.4 million of the earnings improvement was related to benefits from the impairment and restaurant closure charge taken in the fourth quarter of 2008. Currency translation raised both U.S. segment revenues and costs by approximately 19% during the quarter compared to the same period in 2008. A total of 8 locations were opened in the U.S. during the quarter.

Internationally, in the Republic of Ireland and the U.K., there are now 299 licensed locations primarily in the convenience store channel under the Tim Hortons brand.

Corporate Developments

Corporate Structure

As previously disclosed, the Company commenced a review in the fourth quarter of 2008, with the support of external advisors, to assess various opportunities related to our corporate structure, including potentially converting our parent company from a U.S. to a Canadian corporation. This review is now substantially complete, and Management and the Board have determined that it would be in the best interests of the Company and our shareholders for our U.S. parent corporation to reorganize as a Canadian public company. The timing and completion of the contemplated reorganization is subject to shareholder approval, and also remains subject to the satisfaction of additional transaction conditions, including conditions relating to certain Canadian tax considerations. Although the Company is taking steps to proceed with this potential transaction and resolve the outstanding conditions, there can be no assurance that we will be able to satisfy these conditions within our anticipated timeframes, or at all, for that matter. Additional information about the proposed reorganization will be provided as we proceed.

In addition to significant operational and administrative benefits, it is anticipated that the reorganization, if approved, would create long-term value by bringing our effective tax rates closer to lower Canadian statutory rates. The potential change in jurisdiction of incorporation does not in any way affect the Company’s commitment to growing our business in the U.S. or our underlying operations, as previously outlined. We would expect to incur certain charges for discrete items, the majority of which would be non-cash tax charges, and transactional costs in the year of implementation. If the transaction is implemented in 2009, the impact of the charges and transactional costs would result in our 2009 tax rate exceeding the identified range of 32% to 34% and, potentially, could cause our targeted operating income to fall below the targeted range.

The Company intends to maintain dual listings on both the New York Stock Exchange and Toronto Stock Exchange following the proposed reorganization.

$200 million Share Repurchase Program

During the quarter, the Company spent $16.7 million to purchase approximately 0.6 million shares as part of our share repurchase program. As announced earlier this year, the Company contemplated deferring future share repurchases as part of its 2009 program in the event a decision was made to proceed with a change in the Company’s corporate structure. As a result of the Board’s decision to approve a transaction to reorganize as a public Canadian company, subject to shareholder approval and additional conditions, the Company has decided to defer further purchases in this year’s share repurchase program. Given the decision to defer the program, we do not expect to complete the full authorized amount of the share repurchase program. Following implementation of a new structure, if approved by shareholders and other conditions are satisfied, the Company plans to re-evaluate its share purchase program in the context of its overall capital allocation activities.

Board declares dividend payment of $0.10 per share

The Board of Directors has declared a quarterly dividend of $0.10 per share payable on June 16th, 2009 to shareholders of record as of June 2nd, 2009. The Company’s current dividend policy is to pay a total of 20%-25% of prior year, normalized annual net earnings in dividends each year, returning value to shareholders based on the Company’s earnings growth.

Dividends are paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e., through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on June 9th, 2009 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on June 16th, 2009.

Tim Hortons to host conference call at 1:30 p.m. (EDST) today, May 7th, 2009

Tim Hortons will host a conference call to discuss its first quarter results beginning at 1:30 p.m. Eastern Daylight Savings Time (EDST) on Thursday, May 7th, 2009. Investors and the public may listen to the conference call by calling (416) 641-6712 or 1 (800) 354-6885 (no access code required), or through simultaneous webcast by visiting the investor relations website at www.timhortons-invest.com, and clicking on the “Events and Presentations” tab. A slide presentation will be available to coincide with the conference call on this site. A replay of the call will be available for one week and can be accessed by calling (416) 626-4100 or 1 (800) 558-5253. The reservation number for the replay of the call is 21412008. The call will also be archived on our website for one year.

Annual Meeting of Stockholders

Tim Hortons will host its annual meeting of stockholders on May 8th, 2009 at the School of Hospitality Management, Ted Rogers School of Business, Ryerson University, 7th Floor Auditorium, 55 Dundas Street West, Toronto, Ontario starting at 10:30 a.m. The annual meeting will be simulcast, including presentation material, and will be accessible by visiting the “Events and Presentations” tab at www.timhortons-invest.com. An archive of the simulcast will also be available at this site for a period of one year.

(3) Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 99% of our consolidated system is franchised as at March 29th, 2009. Systemwide sales growth is determined using a constant exchange rate, where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the first quarter of 2009, systemwide sales growth was up 6.6% compared to the first quarter of 2008. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes coffee and donuts, premium coffees, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of March 29, 2009, Tim Hortons had 3,457 systemwide restaurants, including 2,930 in Canada and 527 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)
	First quarter ended		$ Change	% Change
	March 29, 2009	March 30, 2008
REVENUES
Sales	$339,619	$306,506	$33,113	10.8%
Franchise revenues:
Rents and royalties	147,139	135,880	11,259	8.3%
Franchise fees	20,427	17,931	2,496	13.9%

	167,566	153,811	13,755	8.9%

TOTAL REVENUES	507,185	460,317	46,868	10.2%

COSTS AND EXPENSES
Cost of sales	299,951	272,283	27,668	10.2%
Operating expenses	57,106	50,009	7,097	14.2%
Franchise fee costs	19,778	18,280	1,498	8.2%
General and administrative expenses	33,476	30,886	2,590	8.4%
Equity (income)	(7,855)	(7,362)	(493)	6.7%
Other (income), net	(164)	(1,111)	947	N/M

TOTAL COSTS AND EXPENSES, NET	402,292	362,985	39,307	10.8%

OPERATING INCOME	104,893	97,332	7,561	7.8%

Interest (expense)	(5,457)	(6,351)	894	(14.1%)
Interest income	554	1,990	(1,436)	N/M

INCOME BEFORE INCOME TAXES	99,990	92,971	7,019	7.5%

INCOME TAXES	33,261	30,489	2,772	9.1%

Net Income	66,729	62,482	4,247	6.8%
Net income attributable to noncontrolling interests	290	662	(372)	(56.2%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$66,439	$61,820	$4,619	7.5%

Basic earnings per share of common stock attributable to Tim Hortons Inc.	$0.37	$0.33	$0.03	10.1%

Diluted earnings per share of common stock attributable to Tim Hortons Inc.	$0.37	$0.33	$0.03	10.1%

Weighted average number of shares of common stock - Basic (in thousands)	181,072	185,515	(4,443)	(2.4%)

Weighted average number of shares of common stock - Diluted (in thousands)	181,301	185,811	(4,510)	(2.4%)

Dividend per share of common stock	$0.10	$0.09	$0.01

N/M - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	March 29, 2009	December 28, 2008
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$56,694	$101,636
Restricted cash and cash equivalents	34,286	62,329
Accounts receivable, net	153,658	159,505
Notes receivable, net	24,437	22,615
Deferred income taxes	17,548	19,760
Inventories and other, net	79,271	71,505
Advertising fund restricted assets	26,108	27,684

Total current assets	392,002	465,034

Property and equipment, net	1,347,245	1,332,852

Notes receivable, net	16,775	17,645

Deferred income taxes	31,764	29,285

Intangible assets, net	2,471	2,606

Equity investments	129,771	132,364

Other assets	11,525	12,841

Total assets	$1,931,553	$1,992,627

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	March 29, 2009	December 28, 2008
	(Unaudited)
LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$111,803	$157,210
Accrued liabilities:
Salaries and wages	6,905	18,492
Taxes	17,128	25,605
Other	75,415	110,518
Advertising fund restricted liabilities	46,293	47,544
Current portion of long-term obligations	6,753	6,691

Total current liabilities	264,297	366,060

Long-term obligations
Term debt	331,678	332,506
Advertising fund restricted debt	5,304	6,929
Capital leases	59,858	59,052
Deferred income taxes	14,197	13,604
Other long-term liabilities	73,753	72,467

Total long-term obligations	484,790	484,558

Equity
Equity of Tim Hortons Inc.
Common stock, (US$0.001 par value per share) Authorized: 1,000,000,000 shares Issued: 193,302,977 shares	289	289
Capital in excess of par value	930,336	929,102
Treasury stock, at cost: 12,313,899 and 11,754,201 shares, respectively	(416,020)	(399,314)
Common stock held in trust, at cost: 358,186 and 358,186 shares, respectively	(12,287)	(12,287)
Retained earnings	725,835	677,550
Accumulated other comprehensive loss	(47,117)	(54,936)

Total equity of Tim Hortons Inc.	1,181,036	1,140,404
Noncontrolling interests	1,430	1,605

Total equity	1,182,466	1,142,009

Total liabilities and equity	$1,931,553	$1,992,627

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	First Quarter Ended
	March 29, 2009	March 30, 2008
	(Unaudited)
CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$66,729	$62,482
Net income attributable to noncontrolling interests	(290)	(662)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	24,791	21,866
Stock-based compensation expense	1,481	1,650
Equity income, net of cash dividends	2,633	3,122
Deferred income taxes	799	(1,840)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	28,166	19,897
Accounts and notes receivable	6,266	826
Inventories and other	(6,556)	1,340
Accounts payable and accrued liabilities	(99,405)	(95,867)
Other, net	1,170	5,659

Net cash provided from operating activities	25,784	18,473

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(35,721)	(32,511)
Principal payments on notes receivable	585	689
Other investing activities	(1,286)	(127)

Net cash used in investing activities	(36,422)	(31,949)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of treasury stock	(16,706)	(51,399)
Dividend payments	(18,154)	(16,719)
Proceeds from issuance of debt, net of issuance costs	572	1,257
Principal payments on other long-term debt obligations	(1,261)	(1,271)

Net cash used in financing activities	(35,549)	(68,132)

Effect of exchange rate changes on cash	1,245	1,547

Decrease in cash and cash equivalents	(44,942)	(80,061)

Cash and cash equivalents at beginning of period	101,636	157,602

Cash and cash equivalents at end of period	$56,694	$77,541

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

	(Unaudited)
	First Quarter Ended
	March 29, 2009	% of Total	March 30, 2008	% of Total
REVENUES
Canada	$436,603	86.1%	$400,150	86.9%
U.S.	40,473	8.0%	29,964	6.5%

Total reportable segments	477,076	94.1%	430,114	93.4%
Noncontrolling interests - Restaurants consolidated under FIN 46R	30,109	5.9%	30,203	6.6%

Total	$507,185	100.0%	$460,317	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$115,376	100.5%	$106,535	102.8%
U.S.	(564)	(0.5%)	(2,879)	(2.8%)

Reportable Segment Operating Income	114,812	100.0%	103,656	100.0%

Noncontrolling interests - Restaurants consolidated under FIN 46R	397		828
Corporate Charges	(10,316)		(7,152)

Consolidated Operating Income	104,893		97,332
Interest, net	(4,903)		(4,361)
Income taxes	(33,261)		(30,489)

Net Income	66,729		62,482
Net Income attributable to noncontrolling interests	(290)		(662)

Net Income attributable to Tim Hortons Inc.	$66,439		$61,820

	First Quarter Ended
	March 29, 2009	March 30, 2008	$ Change	% Change
Sales is comprised of:
Warehouse sales	$303,374	$264,705	$38,669	14.6%
Company-operated restaurant sales	6,136	11,598	(5,462)	(47.1%)
Sales from restaurants consolidated under FIN 46R	30,109	30,203	(94)	(0.3%)

	$339,619	$306,506	$33,113	10.8%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As of March 29, 2009	As of December 28, 2008	Increase/ (Decrease) From Prior Quarter	As of March 30, 2008	Increase/ (Decrease) From Prior Year
Tim Hortons

Canada
Company-operated	17	15	2	24	(7)
Franchised	2,913	2,902	11	2,815	98

Total	2,930	2,917	13	2,839	91

% Franchised	99.4%	99.5%		99.2%

U.S.
Company-operated	19	19	0	40	(21)
Franchised	508	501	7	359	149

Total	527	520	7	399	128

% Franchised	96.4%	96.3%		90.0%

Total Tim Hortons
Company-operated	36	34	2	64	(28)
Franchised	3,421	3,403	18	3,174	247

Total	3,457	3,437	20	3,238	219

% Franchised	99.0%	99.0%		98.0%

TIM HORTONS INC. AND SUBSIDIARIES

Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we include in warehouse or distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions, depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Expense (Income), net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Represents restaurants that the Company is required to consolidate under FIN 46R.

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those disclosed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information provided or stated, including statements regarding future financial performance and the expectations and objectives of management, is forward-looking. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.” The following factors, in addition to other factors set forth in our Form 10-K filed on February 26, 2009 with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators, and in other press releases, communications, or filings made with the SEC or the Canadian securities regulators, and other possible factors we have not identified, could affect our actual results and cause such results to differ materially from those anticipated in forward-looking statements.

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, real estate sites and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, sales and new product introductions and promotions, discounting activities, price and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors, most notably in the U.S., have greater financial and other resources than we do, including substantially larger marketing budgets and greater leverage due to size from their marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health or dietary preferences and perceptions), discretionary spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the value of the Company’s stock in particular, litigation relating to food quality, handling or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher energy and/or fuel costs, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, legal and regulatory compliance (including environmental regulations), new or additional sales tax on the Company’s products, disruptions in its supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire and sell restaurants, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds. In addition, unforeseen catastrophic or widespread events affecting the health and/or welfare of large numbers of people in the markets in which the Company’s restaurants are located and/or which otherwise cause a catastrophic loss or interruption in the Company’s ability to conduct its business, would affect its ability to maintain and/or increase sales and build new restaurants.

The Importance of Canadian Segment Performance and Brand Reputation. The Company’s financial performance is highly dependent upon its Canadian operating segment, which accounted for approximately 92.0% of its consolidated revenues, and all of its profit, in 2008. Any substantial or sustained decline in the Company’s Canadian business would materially and adversely affect its financial performance. The Company’s success is also dependent on its ability to maintain and enhance the value of its brand, its customers’ connection to its brand, and a positive relationship with its franchisees. Brand value can be severely damaged, even by isolated incidents, including those that may be beyond the Company’s control such as actions taken or not taken by its franchisees relating to health or safety, litigation and claims (including litigation by, other disputes with, or negative relationship with franchisees), security breaches or other fraudulent activities associated with its electronic payment systems, and incidents occurring at or affecting its strategic business partners (including in connection with co-branding initiatives and our self-serve kiosk model), affiliates, corporate social responsibility programs, or falsified claims or health or safety issues at our manufacturing plants.

Factors Affecting Growth. There can be no assurance that the Company will be able to achieve new restaurant growth objectives or same-store sales growth in Canada or the U.S. The Company’s success depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants and factors affecting construction costs generally. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that may differ from its existing markets, and its brand is largely unknown in many U.S. markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions. In addition, early in the development of new markets, the opening of new restaurants may have a negative effect on the same-store sales of existing restaurants in the market. In some of the Company’s U.S. markets, the Company has not yet achieved the level of penetration needed in order to drive brand recognition, convenience, increased leverage to marketing dollars, and other benefits the Company believes penetration yields. When the Company franchises locations in certain U.S. markets, this can result in increased franchisee relief and support costs, which lowers its earnings. The Company may also continue to selectively close restaurants in the U.S. that are not achieving acceptable levels of profitability or change its growth strategies over time, where appropriate. Such closures may be accompanied by impairment charges that may have a negative impact on our earnings. The Company may also pursue strategic alliances (including co-branding) with third parties for different types of development models and products in the U.S. Entry into such relationships as well as the expansion of our current business through such initiatives may expose us to additional risks that may adversely affect our brand and business.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage its relationship with franchisees: higher transportation costs; shortages or changes in the cost or availability of qualified workforce and other labour issues; equipment failures; disruptions (including shortages or interruptions) in its supply chain; price fluctuations; climate conditions; inflation; decreased consumer discretionary spending and other changes in general economic and political conditions driving down demand; franchisee dissatisfaction with price or quantity; physical, environmental or technological disruptions in the Company or its suppliers’ manufacturing and/or warehouse facilities or equipment; changes in international commodity markets (especially for coffee, which is highly volatile in price and supply, sugar, edible oils and wheat); and, the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company can charge for supplies sold to U.S. franchisees. Additionally, there can be no assurance that the Company and its joint venture partner will continue with the Maidstone Bakeries joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws and regulations. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to laws and regulations regarding zoning, land use, environmental matters (including limitation of vehicle emissions in drive-thrus; anti-idling bylaws; regulation of litter, packaging and recycling requirements and other governmental laws and regulations), traffic, franchise, design and other matters. Additional governmental laws and regulations affecting the Company and its franchisees include: business licensing; franchise laws and regulations; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, family leave and other employment matters, and citizenship requirements); nutritional disclosure and advertising; tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, tax law, planning or other matters that may, among other things, affect our anticipated effective tax rate and/or tax reserves; business planning within our corporate structure; our strategic initiatives and/or the types of projects we may undertake in furtherance of our business, or franchise requirements, may adversely affect the Company’s financial results.

Foreign Exchange Fluctuations. The Company’s Canadian restaurants are vulnerable to increases in the value of the U.S. dollar as certain commodities, such as coffee, are priced in U.S. dollars in international markets. Conversely, the Company’s U.S.

restaurants are impacted when the U.S. dollar falls in value relative to the Canadian dollar, as U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and profits from U.S. operations will contribute less to (or, for losses, have less of an impact on) the Company’s consolidated results. Increases in these costs could make it harder to expand into the U.S. and increase relief and support costs to U.S. franchisees, affecting the Company’s earnings. The opposite impact occurs when the U.S. dollar strengthens against the Canadian dollar. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of the Company’s common stock and any dividends the Company pays.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, (including co-branding initiatives) vertical integration opportunities and divestitures, which are subject to many of the same risks that also affect new store development. In addition, these transactions involve various other risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; ramp-up costs, whether anticipated or not; the potential for the unauthorized use of the Company’s trademarks and brand name by third parties; the possibility of a breach of contract or spoliation of the business relationship with a third party; the potential negative effects such transactions may have on the Company’s relationship with franchisees; the potential exposure to franchisees and others arising from the Company’s reliance on and dissemination of information provided by third parties; and diversion of management’s and franchisee’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements, or a failure to secure financing in tight credit markets.

Privacy Protection. If the Company fails to comply with new and/or increasingly demanding laws and regulations regarding the protection of customer, supplier, vendor, franchisee, employee and/or business data, or if the Company experiences a significant breach of customer, supplier, vendor, franchisee, employee or Company data, the Company’s reputation could be damaged and result in lost sales, fines, lawsuits and diversion of management attention. The introduction of credit payment systems and the Company’s reloadable cash card makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that the Company, or third parties under arrangement(s) with it, control.

Other Factors. The following factors could also cause the Company’s actual results to differ from its expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others (including in certain international markets that have uncertain or inconsistent laws and/or application with respect to intellectual property and contract rights); operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; failures of or inadequacies in computer systems at restaurants, the distribution facilities, the Company’s manufacturing facilities, the Maidstone Bakeries facility, or at the Company’s office locations, including those that support, secure, track and/or record electronic payment transactions; the transition to an integrated financial system, which could present risks of maintaining and designing internal controls and SOX 404 compliance; litigation matters, including obesity litigation; health and safety risks or conditions of the Company’s restaurants associated with design, construction, site location and development, indoor or airborne contaminants and/or certain equipment utilized in operations; employee claims for employment or labour matters, including potentially class action suits, regarding wages, discrimination, unfair or unequal treatment, harassment, wrongful termination, overtime compensation and hour claims; claims from franchisees regarding profitability; falsified claims; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates. The current global financial crisis presents additional uncertainties that could also negatively impact our liquidity, including if the counterparties to our revolving credit facilities or our interest rate and/or total return swaps fail to perform their obligations in accordance with the terms of our agreements. In addition, we have significant investments of cash in money market funds, which could experience sharp decliners in returns or could otherwise be at risk depending upon the extent of the instability in the credit and investment markets.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date and time made. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to forward-looking statements, or to update them to reflect events or circumstances occurring after the date forward-looking statements are made, or to reflect the occurrence of unanticipated events.